AMENDMENT TO SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated July 25, 2018 between
DEFIANCE ETFS, LLC
and
PENSERRA CAPITAL MANAGEMENT LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Defiance Quantum ETF	0.0375%
Defiance Space & Connective Tech ETF
Defiance Drone and Modern Warfare ETF	0.0375%, $15,000 annual minimum
Defiance Retail Kings ETF
Defiance Short Squeeze ETF
Defiance Corporate Insider Trades ETF
Defiance Autism Impact ETF
Defiance US AI Resilience ETF
Defiance Robotics Actuators ETF
Defiance AI Powered ETF
Defiance Bitcoin Basis Market Neutral ETF	0.12%, $35,000 annual minimum
Defiance Ethereum Basis Market Neutral ETF

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of September 17, 2026.

DEFIANCE ETFS, LLC By: /s/ Jacob Ingram Name: Jacob Ingram Title: President
PENSERRA CAPITAL MANAGEMENT LLC By: /s/ Dustin Lewellyn Name: Dustin Lewellyn Title: Partner / Chief Investment Officer
ETF SERIES SOLUTIONS By: /s/ Cheri A. Van Eperen Name: Cheri A. Van Eperen Title: Assistant Secretary

Signature Page to
Defiance ETFs-Penserra Amended Schedule A to the Investment Sub-Advisory Agreement